Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Big 5 Sporting Goods Corporation:
     We consent to the incorporation by reference in the registration statement (No. 333-104898) on Form S-8 of Big 5 Sporting Goods Corporation (the Company) of our reports dated March 16, 2006, with respect to the consolidated balance sheets of Big 5 Sporting Goods Corporation and subsidiaries as of January 2, 2005 and January 1, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the fiscal years ended December 28, 2003, January 2, 2005, and January 1, 2006 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2006 and the effectiveness of internal control over financial reporting as of January 1, 2006, which reports appear in the January 1, 2006 annual report on Form 10-K of Big 5 Sporting Goods Corporation.
     Our report dated March 16, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 1, 2006, expresses our opinion that Big 5 Sporting Goods Corporation did not maintain effective internal control over financial reporting as of January 1, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state:
1.	The Company lacked the necessary depth of personnel with adequate technical accounting expertise to ensure the preparation of interim and annual financial statements in accordance with GAAP. As a result, there was more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements for fiscal 2005 would not have been prevented or detected.

2.	The Company did not maintain effective controls in relation to segregation of duties and user access to business process applications on the primary information system that services the Company’s corporate office and distribution center, nor were there effective controls in place to monitor user access to that system. Specifically, there were instances in which information technology or finance personnel maintained access to specific applications within the system environment beyond that needed to perform their individual job responsibilities. As a result, there was more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements for fiscal 2005 would not have been prevented or detected.
/s/ KPMG LLP
Los Angeles, California
March 16, 2006